Exhibit 21.1

SUBSIDIARIES

Subsidiary	Formation Date	State of Organization
1776 Hemp, LLC	11/06/2017	Delaware
844 East Tallmadge LLC	11/22/2018	Ohio
EHF Cultivation Management, LLC	10/28/2021	Arizona
Elephant Head Farm, LLC	05/11/2016	Arizona
MaryMed, LLC dba Green Goods	08/18/2015	Maryland
Mayflower Botanicals Inc.	Initial formation on 07/27/2015 (MA), later converted to For Profit 11/16/2018	Massachusetts, but converted to For Profit 11/16/2018
MJ Distributing C201, LLC	10/17/2018	Nevada
MJ Distributing P132, LLC	10/17/2018	Nevada
Resurgent Biosciences, Inc. (fka Resurgent Pharmaceuticals, Inc.)	09/09/2016	Delaware
Retail Management Associates, LLC	12/15/2015	Arizona
Verdant Grove, LLC	Initial formation on 03/21/2019 (DE), later converted to MA on 03/21/2020	Delaware, but converted to Massachusetts on 3/21/2020
Vireo Health of Arizona, LLC	11/16/2018	Delaware
Vireo Health of Charm City, LLC dba Green Goods Baltimore	06/11/2021	Maryland
Vireo Health of Massachusetts, LLC	01/29/2019	Delaware
Vireo Health of Minnesota, LLC (fka Minnesota Medical Solutions LLC) dba Green Goods	11/02/2012	Minnesota
Vireo Health of Missouri, LLC	06/27/2019	Delaware
Vireo Health of Nevada I, LLC	10/11/2018	Nevada
Vireo Health of New Jersey, LLC (fka Vireo Health of North Dakota, LLC)	08/07/2017	Delaware
Vireo Health of New Mexico, LLC	02/04/2019	Delaware
Vireo Health of New York LLC (fka Empire State Health Solutions LLC)	02/13/2015	New York
Vireo Health of Puerto Rico, LLC	06/26/2018	Delaware
Vireo Health de Puerto Rico LLC	10/24/2018	Puerto Rico
Vireo Vaporizer Company LLC	04/23/2015	New York
Xaas Agro, Inc.	06/14/2016	Puerto Rico